Exhibit 4.10

EMPLOYMENT AGREEMENT ADDENDUM dated as of the 23rd day of December, 2021 (the “Addendum Agreement”).

BETWEEN:

CARDIOL THERAPEUTICS INC. (the “Corporation”)

-and-

CHRISTOPHER WADDICK (the “Employee”)

(Each a “Party” and together the “Parties”)

WHEREAS the Employee is currently employed by the Corporation and the terms and conditions of his employment are governed by an employment agreement dated April 16, 2018 (the “Employment Agreement”);

AND WHEREAS this Addendum Agreement shall be attached as an appendix to the Employment Agreement;

AND WHEREAS any terms of the Employment Agreement not addressed in this Addendum Agreement shall remain unchanged;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

1.	This Addendum Agreement is subject in all respects to the terms and provisions of the Employment Agreement except to the extent that the terms and provisions of the Employment Agreement are modified by this Addendum Agreement. For greater certainty, all provisions of the Employment Agreement not otherwise modified by the terms of this Addendum Agreement shall be read as provisions applicable to the Employee’s continued employment with the Corporation.
2.	Section 3.1 is deleted in its entirety and replaced with the following:

“Effective December 9, 2021, your annual compensation will be $220,000.00 payable in accordance with the Corporation’s regular payroll practices and less statutory deductions.”

3.	Section 4.1 is deleted in its entirety and replaced with the following:

“You may resign your employment with the Corporation at any time upon providing two (2) weeks’ written notice (the “Resignation Notice Period”). In the event the Corporation does not wish to employ you until the expiry of the Resignation Notice Period, the Corporation may, at its sole discretion, waive in whole or in part its decision to continue to employ you by providing payment in lieu and continuation of your benefits, if any, until the expiry of the Resignation Notice Period.  The Corporation will also provide you any accrued and outstanding salary and vacation pay.”

4.	Section 4.2 is deleted in its entirety replaced with the following:

“The Corporation may terminate your employment with cause, at any time, by providing you only with the minimum notice, or pay in lieu thereof, and severance, if applicable, as prescribed by the ESA. In addition, the Corporation will continue to pay for and/or provide continuation of all applicable employment benefits for the duration of the notice of termination period if required by the ESA.”

5.	Section 4.3 is deleted in its entirety and replaced with the following:

“The Corporation may terminate your employment in its sole discretion for any reason whatsoever without cause by providing you the greater of:

(a)	six (6) months of your regular salary, less statutory deductions and paid by way of salary continuance or as a lump sum, subject to the Corporation’ sole discretion; or
(b)	notice of termination, or payment in lieu thereof, or a combination of both, and severance pay, if applicable, pursuant to the ESA.

In addition, the Corporation will continue to pay its share of your benefits, if any, for the duration of the notice of termination period, pursuant to the ESA.  The Corporation will also provide any accrued and outstanding salary and vacation pay.”

6.	Section 4.5 is deleted in its entirety and replaced with the following:

“In the event that you are Totally Disabled, your employment shall terminate and the Corporation shall provide the greater of:

(a)	six (6) months of your regular salary, less statutory deductions and paid by way of salary continuance or as a lump sum, subject to the Corporation’ sole discretion; or
(b)	notice of termination, or payment in lieu thereof, or a combination of both, and severance pay, if applicable, pursuant to the ESA.”
7.

This Addendum Agreement and the Employment Agreement contain the entire agreement between the Parties. There are no other agreements, understandings, representations or warranties, collateral, oral or otherwise. The Employee agrees that the Employee has read the entire Addendum Agreement and understands its contents.

8.

The Employee acknowledges and agrees that the Employee had an opportunity to obtain the Employee’s own independent legal with respect to the Addendum Agreement and that the Employee is fully aware of the nature of the Employee’s rights and obligations hereunder.

[signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement this 23rd day of December, 2021.

/s/ Christopher Waddick	/s/ Claudine Waddick

Christopher Waddick	Witness

By:	/s/ David Elsleuy

CARDIOL THERAPEUTICS INC.